Exhibit (iv)

CONSENT

We hereby consent to the use of our name and the making of the statements with respect to us which are set forth under the captions “Validity of Securities” and “United States Taxation” in the Prospectus or Prospectus Supplement of the Republic of Portugal included in this Registration Statement filed by the Republic of Portugal with the Securities and Exchange Commission of the United States.

In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

By:	/s/ Sullivan & Cromwell LLP
Sullivan & Cromwell LLP

Frankfurt, Germany

Dated: September 9, 2005

E-5